THE GABELLI UTILITY TRUST
 (the "Fund")
EXHIBIT TO ITEM 77I


On May 31, 2016, The Gabelli Utility Trust, a statutory trust organized under the laws of the State of Delaware (the "Fund"), completed an offering of 2.0 million shares of 5.375% Series C Cumulative Preferred Shares ("Series C Preferred Shares") valued at $50 million. The Series C Preferred is perpetual, non-callable for five years, and was issued at $25 per share.

Holders of the Series C Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.375% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the $25.00 per share liquidation preference on the Series C Preferred Shares. Dividends and distributions on the Series C Preferred Shares will accumulate from the date of their original issue, which is expected to be May 31, 2016.

The Series C Preferred Shares are fully paid and non-assessable and have no preemptive, exchange or conversion rights. Any Series C Preferred Shares purchased or redeemed by the Fund will, after such purchase or redemption, have the status of authorized but unissued preferred shares. The Board of Trustees may by resolution classify or reclassify any authorized and unissued Series C Preferred Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications or terms or conditions of redemption of such shares. So long as any Series C Preferred Shares are outstanding, the Fund shall not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Fund's preferred shares outstanding at the time and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of the Statement so as to in the aggregate adversely affect the rights and preferences set forth in any statement of preferences of the Fund's preferred shares, including the Series C Preferred Shares. To the extent permitted under the 1940 Act, in the event that more than one series of the Fund's preferred shares are outstanding, the Fund shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the statement of preferences for a series of the Fund's preferred shares differently than such rights and preferences for any other series of the Fund's preferred shares without the affirmative vote of the holders of at least a majority of the Fund's preferred shares outstanding and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series C Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of the Fund's preferred shares. Unless a higher percentage is required under the Declaration or the Fund's by-laws (together, the "Governing Documents") or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority of the Fund's outstanding preferred shares (as defined in Section 2(a)(42) of the 1940 Act), including the Series C Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Fund's preferred shares or any action requiring a vote of security holders under
Section 13(a) of the 1940 Act, including, among other things, changes in the Fund's investment objective or changes in the investment restrictions. The class vote of holders of the Fund's preferred shares described above will in each case be in addition to a separate vote of the requisite percentage of the Fund's common shares and preferred shares, including the Series C Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized preferred shares pursuant to the Governing Documents or the issuance of additional shares of any series of the Fund's preferred shares (including the Series C Preferred Shares) pursuant to the Governing Documents shall not in and of itself be considered to adversely affect the rights and preferences of the Fund's preferred shares. The holders of preferred shares will have no preemptive rights or rights to cumulative voting.

Holders of Series C Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.375% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the $25.00 per share liquidation preference on the Series C Preferred Shares. Dividends and distributions on Series C Preferred Shares will accumulate from the date of their original issue, which is expected to be May 31, 2016.

Dividends and distributions will be payable quarterly on March 26, June 26, September 26 and December 26 in each year (each a "Dividend Payment Date") commencing on September 26, 2016 (or, if any such day is not a business day, then on the next succeeding business day) to holders of record of Series C Preferred Shares as they appear on the share register of the Fund at the close of business on the fifth preceding business day. Dividends and distributions on Series C Preferred Shares shall accumulate from the date on which the Series C Preferred Shares are originally issued. Each period beginning on and including a Dividend Payment Date (or the date of original issue, in the case of the first dividend period after the first issuance of the Series C Preferred Shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a "Dividend Period." Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series C Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as shall be fixed by the Board of Trustees that is not more than 30 days before the Dividend Payment Date.

No full dividends or distributions will be declared or paid on Series C Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor on all outstanding shares of any series of preferred shares of the Fund ranking on a parity with the Series C Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all of the Fund's outstanding preferred shares, any dividends and distributions being paid on such preferred shares (including the Series C Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of preferred shares on the relevant Dividend Payment Date.

Under the 1940 Act, the Fund is not permitted to issue preferred shares (such as the Series C Preferred Shares) unless immediately after such issuance the Fund will have an asset coverage of at least 200% (or such other percentage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities representing stock of a closed-end investment company as a condition of declaring distributions, purchases or redemptions of its stock). In general, the term "asset coverage" for this purpose means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund plus the aggregate of the involuntary liquidation preference of the preferred shares. The involuntary liquidation preference refers to the amount to which the preferred shares would be entitled on the involuntary liquidation of the Fund in preference to a security junior to them. The Fund also is not permitted to declare any cash dividend or other distribution on its common shares or purchase its common shares unless, at the time of such declaration or purchase, the Fund satisfies this 200% asset coverage requirement after deducting the amount of the distribution or purchase price, as applicable.

In addition, the Fund may be limited in its ability to declare any cash distribution on its shares of beneficial interest (including the Series C Preferred Shares) or purchase its shares of beneficial interest (including the Series C Preferred Shares) unless, at the time of such declaration or purchase, the Fund has an asset coverage on its indebtedness, if any, of at least 300% after deducting the amount of such distribution or purchase price, as applicable. The 1940 Act contains an exception, however, that permits dividends to be declared upon any preferred shares issued by the Fund (including the Series C Preferred Shares) if the Fund's indebtedness has an asset coverage of at least 200% at the time of declaration after deducting the amount of the dividend. In general, the term "asset coverage" for this purpose means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund.
The term "senior security" does not include any promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of the total assets of the Fund at the time when the loan is made. A loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 days and is not extended or renewed; otherwise it is presumed not to be for temporary purposes. For purposes of determining whether the 200% and 300% asset coverage requirements described above apply in connection with dividends or distributions on or purchases or redemptions of Series C Preferred Shares, the asset coverages may be calculated on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of the applicable determination.

In addition to those circumstances described in the Prospectus under "Description of the Securities - Preferred Shares - Restrictions on Dividends and Other Distributions for the Preferred Shares," the Fund may not pay any dividend or distribution (other than a dividend or distribution paid in common shares or in options, warrants or rights to subscribe for or purchase common shares) in respect of the common shares or call for redemption, redeem, purchase or otherwise acquire for consideration any common shares (except by conversion into or exchange for shares of the Fund ranking junior to the preferred shares as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless after making the distribution, the Fund meets applicable asset coverage requirements described under " - Rating Agency Guidelines" below.

Except as otherwise provided in the Fund's Governing Documents (including the Statement) or a resolution of the Board of Trustees or its delegatee, or as required by applicable law, holders of Series C Preferred Shares shall have no power to vote on any matter except matters submitted to a vote of the Fund's common shares. In any matter submitted to a vote of the holders of the common shares, each holder of Series C Preferred Shares shall be entitled to one vote for each Series C Preferred Share held and the holders of all outstanding preferred shares, including Series C Preferred Shares, and the common shares shall vote together as a single class; provided, however, that the holders of the outstanding preferred shares, including Series C Preferred Shares, shall be entitled, as a separate class, to the exclusion of the holders of all other classes of shares of beneficial interest of the Fund, to elect two of the Fund's trustees.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of trustees constituting the Fund's Board of Trustees shall be automatically increased by the smallest number of additional trustees that, when added to the two trustees elected exclusively by the holders of outstanding preferred shares, would constitute a simple majority of the Fund's Board of Trustees as so increased by such smallest number, and the holders of outstanding preferred shares, including the Series C Preferred Shares, voting separately as one class (to the exclusion of the holders of all other classes of shares of beneficial interest of the
Fund) shall be entitled to elect such smallest number of additional trustees and the two trustees the holders of preferred shares, including the Series C Preferred Shares, are otherwise entitled to elect. The Fund and the Fund's Board of Trustees shall take all necessary actions, including amending the Fund's Governing Documents, to effect an increase in the number of trustees as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions on the outstanding Series C Preferred Shares equal to at least two full years' dividends and distributions shall be due and unpaid and sufficient deposit assets shall not have been deposited with Computershare Trust Company, N.A., and its successors or any other dividend disbursing agent appointed by the Fund, for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other preferred shares are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or statement of preferences creating such shares.

So long as any Series C Preferred Shares are outstanding, the Fund shall not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Fund's preferred shares outstanding at the time and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of the Statement so as to in the aggregate adversely affect the rights and preferences set forth in any statement of preferences of the Fund's preferred shares, including the Series C Preferred Shares. To the extent permitted under the 1940 Act, in the event that more than one series of the Fund's preferred shares are outstanding, the Fund shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the statement of preferences for a series of the Fund's preferred shares differently than such rights and preferences for any other series of the Fund's preferred shares without the affirmative vote of the holders of at least a majority of the Fund's preferred shares outstanding and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series C Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of the Fund's preferred shares. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority of the Fund's outstanding preferred shares (as defined in Section 2(a)(42) of the 1940 Act), including the Series C Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Fund's preferred shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of the Fund's preferred shares described above will in each case be in addition to a separate vote of the requisite percentage of the Fund's common shares and preferred shares, including the Series C Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized preferred shares pursuant to the Governing Documents or the issuance of additional shares of any series of the Fund's preferred shares (including the Series C Preferred Shares) pursuant to the Governing Documents shall not in and of itself be considered to adversely affect the rights and preferences of the Fund's preferred shares.

So long as the Fund has preferred shares outstanding, the Fund may issue and sell shares of one or more other series of additional preferred shares provided that the Fund will, immediately after giving effect to the issuance of such additional preferred shares and to its receipt and application of the proceeds thereof (including, without limitation, to the redemption of preferred shares to be redeemed out of such proceeds), have an "asset coverage" for all senior securities of the Fund which are shares, as defined in the 1940 Act, of at least 200% of the sum of the liquidation preference of the preferred shares of the Fund then outstanding and all indebtedness of the Fund constituting senior securities and no such additional preferred shares will have any preference or priority over any other preferred shares of the Fund upon liquidation or the distribution of the assets of the Fund or in respect of the payment of dividends or distributions.

The Fund anticipates Moody's will initially rate the Series C Preferred Shares. The Fund expects that it will be required under Moody's (or any other rating agency then rating the Fund's preferred shares at the Fund's request, including the Series C Preferred Shares) guidelines to maintain assets having in the aggregate a discounted value at least equal to the Basic Maintenance Amount (as defined in the Statement) for its outstanding preferred shares (including the Series C Preferred Shares) with respect to the guidelines Moody's or such other rating agency has established for determining discounted value. To the extent any particular portfolio holding does not satisfy a rating agency's guidelines, all or a portion of such holding's value will not be included in the calculation of discounted value (as defined by the rating agency). The Moody's guidelines also impose certain diversification requirements and industry concentration limitations on the Fund's overall portfolio, and apply specified discounts to securities held by the Fund (except certain money market securities).

If the value of the Fund's assets, as discounted in accordance with the rating agency guidelines, is less than the Basic Maintenance Amount, the Fund is required to use its commercially reasonable efforts to cure such failure. If the Fund does not cure in a timely manner a failure to maintain a discounted value of its portfolio equal to the Basic Maintenance Amount in accordance with the requirements of the applicable rating agency or agencies then rating the preferred shares, including the Series C Preferred Shares, at the request of the Fund, the Fund will be required to mandatorily redeem its preferred shares, including the Series C Preferred Shares.

Any rating agency providing a rating for the preferred shares, including the Series C Preferred Shares, at the request of the Fund may, at any time, change or withdraw any such rating. The Board of Trustees, without further action by the Fund's shareholders, may amend, alter, add to or repeal any provision of the Statement that has been adopted by the Fund pursuant to rating agency guidelines or add covenants and other obligations of the Fund to the Statement, if the applicable rating agency confirms that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the Fund's preferred shares and such amendments and modifications do not adversely affect the rights and preferences of and are in the aggregate in the best interests of the holders of the Fund's preferred shares. The Board of Trustees, without further action by the shareholders, may amend, alter, add to or repeal any provision of the Statement including provisions that have been adopted by the Fund pursuant to rating agency guidelines, if such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the Fund's preferred shares, provided, that the Fund has received confirmation from each applicable rating agency then rating the Series C Preferred Shares at the Fund's request that such amendment or modification would not adversely affect such rating agency's then-current rating of such series of the Fund's preferred shares.

As described by Moody's, the ratings assigned to each series of preferred shares, including the Series C Preferred Shares, are assessments of the capacity and willingness of the Fund to pay the obligations of each such series. The ratings on these series of preferred shares are not recommendations to purchase, hold or sell shares of any series, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The rating agency guidelines also do not address the likelihood that an owner of preferred shares will be able to sell such shares on an exchange, in an auction or otherwise. The ratings are based on current information furnished to Moody's by the Fund and the Investment Adviser and information obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

The rating agency guidelines apply to each series of preferred shares, including the Series C Preferred Shares, only so long as such rating agency is rating such series at the request of the Fund. The Fund pays fees to Moody's for rating the Series C Preferred Shares.

Under certain circumstances, the Series C Preferred Shares will be subject to mandatory redemption by the Fund out of funds legally available therefor in accordance with the Statement and applicable law.

If the Fund fails to have asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are stock, including all outstanding Series C Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), as of the last business day of March, June, September and December of each year in which any Series C Preferred Shares are outstanding, and such failure is not cured as of the cure date specified in the Statement (49 days following such business day), (i) the Fund shall give a notice of redemption with respect to the redemption of a sufficient number of its preferred shares, which at the Fund's determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series C Preferred Shares, to enable it to meet the asset coverage requirements, and, at the Fund's discretion, such additional number of Series C Preferred Shares or any other series of the Fund's preferred shares in order for the Fund to have asset coverage with respect to the Series C Preferred Shares and any other series of the Fund's preferred shares remaining outstanding after such redemption as great as 220%, and (ii) deposit an amount with Computershare Trust Company, N.A., and its successors or any other dividend-disbursing agent appointed by the Fund, having an initial combined value sufficient to effect the redemption of the Series C Preferred Shares or other series of the Fund's preferred shares to be redeemed.

If the Fund is required to redeem any preferred shares (including Series C Preferred Shares) as a result of a failure to maintain such minimum 1940 Act asset coverage as of an applicable cure date, then the Fund shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such cure date fix a redemption date that is on or before the 30th business day after such cure date and proceed to redeem the preferred shares, including the Series C Preferred Shares. The Fund may fix a redemption date that is after the 30th business day after such cure date if the Board of Trustees determines, in good faith, that extraordinary market conditions exist as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or is not reasonably practicable at fair value. On such redemption date, the Fund shall redeem, out of funds legally available therefor, the number of its preferred shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Fund may include any proportion of Series C Preferred Shares or shares of any other series of preferred shares of the Fund, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such cure date, would have resulted in the Fund having asset coverage immediately prior to the opening of business on such cure date in compliance with the 1940 Act or, if asset coverage cannot be so restored, all of the outstanding Series C Preferred Shares, in each case at a price equal to $25.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) through and including the date of redemption. In addition, as reflected above, the Fund may, but is not required to, redeem an additional number of preferred shares (including Series C Preferred Shares) which, when aggregated with all other preferred shares redeemed by the Fund, permits the Fund to have with respect to the preferred shares (including Series C Preferred Shares) remaining outstanding after such redemption a 1940 Act asset coverage of as great as 220%.

Similarly, so long as Moody's or another rating agency is rating the Fund's preferred shares (including the Series C Preferred Shares) at the request of the Fund, the Fund will be required to maintain, on the last business day of each month, assets having in the aggregate a discounted value at least equal to the Basic Maintenance Amount. So long as Moody's or another rating agency is rating the Fund's preferred shares (including the Series C Preferred Shares) at the request of the Fund, if the Fund fails to have assets having in the aggregate a discounted value at least equal to the Basic Maintenance Amount as of the last business day of any month, and such failure is not cured as of the cure date specified in the Statement (10 business days following such business day), the Fund shall similarly follow the redemption protocol summarized above to restore compliance with the Basic Maintenance Amount, and the Fund may, but is not required to, redeem an additional number of preferred shares (including Series C Preferred Shares) which, when aggregated with all other preferred shares redeemed by the Fund, permits the Fund to have with respect to the preferred shares (including the Series C Preferred Shares) remaining outstanding after such redemption assets having in the aggregate a discounted value equal to as great as 110% of the Basic Maintenance Amount. See "Description of the Securities - Preferred Shares - Redemption" in the Prospectus for a discussion of the consequences that would arise if the Fund fails to maintain the asset coverage requirements as calculated in accordance with the applicable rating agency guidelines set forth in the Statement as of any monthly valuation date.
Optional Redemption. Prior to May 31, 2021, the Series C Preferred Shares are not subject to optional redemption by the Fund unless the redemption is necessary, in the judgment of the Board of Trustees, to maintain the Fund's status as a regulated investment company under Subchapter M of the Code. Commencing May 31, 2021, and thereafter, to the extent permitted by the 1940 Act and Delaware law, the Fund may at any time upon notice in the manner provided in the Statement redeem the Series C Preferred Shares in whole or in part at a price equal to the liquidation preference per share plus accumulated but unpaid dividends and distributions through and including the date of redemption.

Redemptions of Series C Preferred Shares will be made subject to the procedures described in the Prospectus under "Description of the Securities - Preferred Shares - Redemption Procedures," except that a notice of redemption with respect to an optional redemption will be given to the holders of record of Series C Preferred Shares selected for redemption not less than 15 days (subject to the NYSE requirements), nor more than 40 days prior to the date fixed for redemption. Holders of Series C Preferred Shares may receive shorter notice in the event of a mandatory redemption.

In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of Series C Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Fund's common shares or any other shares of the Fund ranking junior to the Series C Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the "Liquidation Preference"), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Fund.

If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all outstanding Series C Preferred Shares and all outstanding shares of any other series of the Fund's preferred shares ranking on a parity with the Series C Preferred Shares as to payment upon liquidation shall be insufficient to permit the payment in full to such holders of Series C Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to all outstanding shares of such other series of preferred shares of the Fund, then such available assets shall be distributed among the holders of Series C Preferred Shares and such other series of preferred shares of the Fund ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series C Preferred Shares, no dividends or distributions will be made to holders of the Fund's common shares or any other shares of the Fund ranking junior to the Series C Preferred Shares as to liquidation.